Exhibit 23.5

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of Storm Cat Energy Corporation (“Storm Cat”) of information derived from our reports evaluating Storm Cat Energy Corporation’s petroleum and natural gas reserves, as of December 31, 2005, included in and incorporated by reference in the annual report on Form 20-F of Storm Cat and its subsidiaries filed with the Securities and Exchange Commission.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ Frederic D. Sewell
Frederic D. Sewell
Chairman and Chief Executive Officer

Dallas, Texas

September 12, 2006